MITCHELL HUTCHINS PORTFOLIOS -- CLASS B SHARES

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


         WHEREAS Mitchell Hutchins Portfolios ("Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and has three distinct series of shares of beneficial interest ("Series"), which correspond to distinct portfolios and have been designated as Mitchell Hutchins Aggressive Portfolio, Mitchell Hutchins Moderate Portfolio and Mitchell Hutchins Conservative Portfolio; and

         WHEREAS the Trust desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class B shares of the above-referenced Series and of such other Series as may hereafter be designated by the Trust's board of trustees ("Board") and have Class B shares established; and

         WHEREAS the Trust has entered into a Distribution Contract ("Contract") with Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") pursuant to which Mitchell Hutchins has agreed to serve as Distributor of the Class B shares of each such Series;

         NOW, THEREFORE, the Trust hereby adopts this Plan with respect to the Class B shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

         I. A. Each Series is authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of the Series' Class B shares, a distribution fee at the rate of 0.75% on an annualized basis of the average daily net assets of the Series' Class B shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

            B. Each Series is authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of the Series' Class B shares, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Series' Class B shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

            C. Any Series may pay a distribution or service fee to Mitchell Hutchins at a lesser rate than the fees specified in paragraphs 1A and 1B, respectively, of this Plan, in either case as agreed upon by the Board and Mitchell Hutchins and as approved in the manner specified in paragraph 4 of this Plan.

         2. As Distributor of the Class B shares of each Series, Mitchell Hutchins may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Class B shares of the Series or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of Mitchell Hutchins; compensation to and expenses, including overhead and telephone and other communication expenses, of Mitchell Hutchins, PaineWebber Incorporated ("PaineWebber") and other selected dealers who engage in or support the distribution of shares or who service shareholder accounts; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing and distribution of sales literature and advertising materials.

         3. If adopted with respect to the Class B shares of a Series after any public offering of those shares, this Plan shall not take effect with respect to those shares unless it first has been approved by a vote of a majority of the voting securities of the Class B shares of that Series.

         4. This Plan shall not take effect with respect to the Class B shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Series' Class B shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         5. After approval as set forth in paragraphs 3 and 4, this Plan shall take effect and continue in full force and effect with respect to the Class B shares of such Series for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

         6. Mitchell Hutchins shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Class B shares of each Series by Mitchell Hutchins under this Plan and the Contract and the purposes for which such expenditures were made. Mitchell Hutchins shall submit only information regarding amounts expended for "distribution activities," as defined in this paragraph 6, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this paragraph 6, to the Board in support of the service fee payable hereunder.

             For purposes of this Plan, "distribution activities" shall mean any activities in connection with Mitchell Hutchins' performance of its obligations under this Plan or the Contract that are not deemed "service activities." "Service activities" shall mean activities covered by the definition of "service fee" contained in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., including the provision by Mitchell Hutchins or PaineWebber of personal, continuing services to investors in the Class B shares of the Series. Overhead and other expenses of Mitchell Hutchins and PaineWebber related to their "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         7. This Plan may be terminated with respect to the Class B shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Class B shares of that Series.

         8. This Plan may not be amended to increase materially the amount of distribution fees provided for in paragraph 1A hereof or the amount of service fees provided for in paragraph 1B hereof unless such amendment is approved in the manner provided for initial approval in paragraphs 3 and 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

         9. The amount of the distribution and service fees payable by the Series to Mitchell Hutchins under paragraphs 1A and 1B hereof and the Contract is not related directly to expenses incurred by Mitchell Hutchins on behalf of such Series in serving as Distributor of the Class B shares, and paragraph 2 hereof and the Contract do not obligate the Series to reimburse Mitchell Hutchins for such expenses. The distribution and service fees set forth in paragraphs 1A and 1B hereof will be paid by the Series to Mitchell Hutchins until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Class B shares of any Series, any distribution expenses incurred by Mitchell Hutchins on behalf of the Class B shares of the Series in excess of payments of the distribution and service fees specified in paragraphs 1A and 1B hereof and the Contract which Mitchell Hutchins has received or accrued through the termination date are the sole responsibility and liability of Mitchell Hutchins, and are not obligations of the Series.

         10. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

         11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

         12. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         13. The Trustees of the Trust and the shareholders of each Series shall not be liable for any obligations of the Trust or any Series under this Plan, and Mitchell Hutchins or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Series in settlement of such right or claim, and not to such Trustees or shareholders.

         IN WITNESS WHEREOF, the Trust has executed this Plan of Distribution on the day and year set forth below in New York, New York.

Date:                      , 1997
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ATTEST:                                  MITCHELL HUTCHINS PORTFOLIOS



                                         By:
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